Final Execution Copy

                             SHAREHOLDERS AGREEMENT

            AGREEMENT, dated as of the 22nd day of December, 1997, by and among NEWS COMMUNICATIONS, INC. (hereinafter referred to as "NCI"), THE WASHINGTON BLADE, INC. (hereinafter referred to as "TWB") and NEW YORK BLADE NEWS, INC. (hereinafter referred to as the "CORPORATION"), with its principal place of business located at 242 West 30th Street, New York, New York 10001. NCI and TWB are sometimes collectively referred to herein as the "Shareholders."

                             W I T N E S S E T H :

            WHEREAS, NCI and TWB are currently the only shareholders of the CORPORATION; and

            WHEREAS, the parties hereto desire to provide for the continuity, management and control of the CORPORATION, as well as to make provisions for the contingency of any of the parties, or holders of majority interests in such parties, hereto dying or withdrawing from the CORPORATION.

            NOW, THEREFORE, IN CONSIDERATION OF THE COVE NANTS HEREINAFTER CONTAINED AND THE SUM OF ONE ($1) DOLLAR AND OTHER GOOD AND VALUABLE CONSIDERATION BY EACH OF THE PARTIES TO THE OTHER PAID, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY MUTUALLY COVENANTED AND AGREED BY THE RESPECTIVE PARTIES HERETO, AS FOLLOWS:



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            Section 1. Prior Agreements. Any and all prior shareholders agreements or memoranda of understanding, heretofore entered into or whether drafted and unsigned, relating to the CORPORATION, are herewith cancelled, terminated, made null and void and shall be of no further force and effect.

            Section 2. General Corporate Matters. The CORPORATION has been organized under the laws of the State of New York, as a subchapter C corporation, bearing the name New York Blade News, Inc., with its principal office in the City of New York and State of New York, and has been organized to provide:

                  (a) The duration of the CORPORATION is to be perpetual.

                  (b) The authorized capital stock of the CORPORATION is Two Hundred (200) shares of common stock, without par value ("Common Stock").

            Section 3. Share Ownership. Upon the execution of this Agreement, NCI shall hold 50% of the issued and outstanding shares of Common Stock for a cash contribution to the initial operating capital of the CORPORATION of $100,000 and TWB shall hold 50% of the issued and outstanding shares of Common Stock for a cash contribution to the initial operating capital of the CORPORATION of $100,000 (NCI and TWB are sometimes collectively referred to herein as the "Original Shareholders").


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            When the shares representing the 50% interests of each shareholder are issued, they shall be fully paid and non-assessable and in respect of which the holder thereof shall not be liable for any further payments or assessments.

            Section 4. Operation of the CORPORATION. With respect to the operation of the CORPORATION, the parties agree as follows:

                  (a) Outside investors (other than the Original Shareholders) in the CORPORATION, shall (pursuant to a private placement) contribute $300,000 cash (in the aggregate) for an issue of preferred stock of the CORPORATION, with an annual dividend rate of 6%; plus, the opportunity to convert their preferred stock to an issue of non-voting common stock of the CORPORATION, not to exceed, in aggregate, 25% of the issued and outstanding common stock of the CORPORATION. After three (3) years from the date of issuance of such preferred stock, the CORPORATION shall have the option to call the preferred stock for repayment in full or conversion to non-voting stock.

                  (b) At no charge, NCI will make available to the CORPORATION space and production people and TWB will provide national copy and govern editorial and layout, also at no charge to the CORPORATION.

                  (c) At no charge, NCI will furnish to the CORPORATION distribution of New York Blade News to every logical place that is covered by NCI and will arrange for supplemental distribution on the most cost effective basis possible. At no charge, TWB will furnish to the CORPORATION computers and related equipment needed to carry out the editorial, classified ad, and general management functions.

                  (d) The initial press run will be 50,000 copies of a 40 or 48 page paper.


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                  (e) The paper will be distributed free throughout the key
areas of Manhattan, as well as other sites in the New York area deemed necessary by mutual agreement of the Original Shareholders. Printing will be Thursday night for Friday distribution.

                  (f) To reduce newsprint costs, NCI will arrange for the CORPORATION to receive the same favorable costs from the Bergen Record as the other NCI papers.

                  (g) The CORPORATION will install, by the time of its first issue, at least 75 street boxes in Manhattan, as well as 150 distribution racks.

                  (h) To reduce initial payroll costs, TWB shall contribute (at its sole expense) two of its key employees to the CORPORATION to serve as interim Senior Editor and Group Manager, for a period of not less than three (3) months.

                  (j) The CORPORATION shall supply local copy, sales and advertising for the newspaper.

            Section 5. Employment. Simultaneously with the execution hereof, the CORPORATION shall hire, engage and employ each of the individuals listed below in the following capacities:

            Don Michaels, President and Chief Executive Officer -
Responsibilities include total authority over editorial and design contents and other authority as directed by the Board of Directors of the CORPORATION;

            Mark Sullivan, interim Senior Editor.

            James Lamont, interim General Manager.

            Section 6. Restriction on Transferability. None of the parties hereto shall sell, encumber or otherwise dispose of any of its shares of Common Stock in the CORPORATION


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("Shares"), including, without limitation, to any other shareholder of the
CORPORATION, without first offering all of his or her Shares for purchase by the Original Shareholders at the value set forth in Section 8 hereof.

                  (a) Any transfer of Shares in contravention of this Agreement shall be null and void, and the transferee shall not be entitled to any voting, dividend or other right with respect to such Shares.

                  (b) A shareholder of the CORPORATION ("Shareholder") desiring to dispose of all of his or her Shares (the "Offering Shareholder") shall first offer to sell such Shares to the remaining Original Shareholders in proportion to their respective Proportionate Interest (as hereinafter defined) at the price set forth in Section 8 hereof and upon the terms and conditions set forth in
Section 9 hereof. The Original Shareholders shall have 90 days from the date of receipt of the offer from the Offering Shareholder within which to accept all or part of such offer. If the Original Shareholders elect to accept all or part of the Shares offered, it shall so signify by written notice to the Offering Shareholder, with copies thereof to all of the other Shareholders and the CORPORATION. If either of the Original Shareholders does not have sufficient surplus to purchase such Shares and/or fails or declines to accept such offer within 90 days, then the Offering Shareholder shall offer to sell such Shares at the same price per share and upon the same terms and conditions to the CORPORATION. The CORPORATION shall have 90 days from the date of receipt of the offer from the Offering Shareholder within which to accept all or part of such offer. If the CORPORATION elects to accept all or part of the Shares offered, it shall so signify by written notice to the Offering Shareholder, with copies thereof to all of the other Shareholders, if any. If the CORPORATION fails or declines to accept such offer within such 90 day period, then a succeeding offer or offers of such


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unaccepted Shares, at the same price and upon the same terms as were offered to the CORPORATION and upon the terms and conditions hereinafter set forth, shall thereafter be deemed to have been made to the other shareholders. All parties being made offers hereunder shall sometimes collectively be referred to in this Agreement as "Offerees." Each successive offer hereunder shall be made immediately upon the expiration of the effective period of all prior offers. Each Offeree shall have a period of 90 days after the receipt of each such offer within which to elect to accept each such offer, which election may be all or any part of the Shares so offered.

                  (c) In the event that any or all of the Shares offered pursuant to the provisions of this Section 6 are not accepted for purchase by the Offerees during the respective offering periods provided herein, the Offering Shareholder shall have the right to sell or exchange all of such Shares free from the restrictions of this Agreement in a bona fide arms-length transaction, for a period of 120 days from the date that the offer to the last Offeree expires hereunder; provided, however, that any such sale shall not be made at a price which is less than and/or upon more favorable terms than those at which such Shares were offered to the Offerees. At the end of the 120 day period, the Offering Shareholder shall notify the other Shareholders in writing of the sale, transfer, assignment, pledge, encumbrance or other disposition of such Shares, if any, during such period in bona fide transactions. All of such Shares which remain owned by such Offering Shareholder shall again become subject to all of the restrictions and provisions of this Agreement, and any Shares owned by the Offering Shareholder at such time which during such period have been pledged or hypothecated or have otherwise been encumbered shall again become subject to the restrictions and provisions hereof


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immediately upon the release of such Shares from such pledge, hypothecation or other encumbrance.

                  (d) In the event that a Shareholder or the CORPORATION or a third party elects to purchase the Shares of another Shareholder pursuant to this Section 6, the purchase price of the Shares sold shall be the value of such Shares, as determined pursuant to the provisions of Section 8 hereof, and shall be paid pursuant to the terms and conditions set forth in Section 9 hereof.

                  The Shares sold shall be delivered at the closing in the following manner: certificates representing such Shares shall be endorsed in blank, with signatures guaranteed, and further accompanied by the requisite stock transfer tax stamps; and in the case of purchase from a legal representative, a certified copy of the authorization and an affidavit to the effect that all legacies, debts, claims and taxes have been paid or are amply provided for and other applicable estate tax waivers and releases of tax liens have been obtained.

                  (e) All of the provisions of this Agreement shall apply to all of the Shares now owned or which may be issued or transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of Shares, corporate reorganization, or any other form or recapitalization, consolidation, merger, share split, share dividend or which are acquired by a Shareholder in any other manner.

                  (f) As used herein, the term "Proportionate Interest" of an Offeree with respect to a particular offer shall mean that number of Shares which bears the same ratio to the total number of Shares so offered as the number of Shares then owned by such Offeree who is entitled to receive the particular offer bears to the total number of Shares then owned by all Offerees who are entitled to receive such offer.


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                  (g) Notwithstanding anything to the contrary contained in this
Agreement, the Board of Directors shall have the final authority to approve any sale of Shares to any party. The Board shall be empowered to ask for and obtain information and documentation from any prospective Shareholder about such prospective Shareholder's character, background, affiliations and the like in order to form an independent judgement as to the fitness of such prospective Shareholder to become a Shareholder. The Board shall determine if, when, at what price and upon what terms and conditions the Shares may be offered for sale in a public offering.

            Section 7. Corporate Surplus. It is agreed that in effectuating the purchase by the CORPORATION of the Shares of any of the Shareholders, pursuant to Section 6:

                  (a) The entire available surplus of the CORPORATION shall be used to purchase all or so much of the Shares owned by the withdrawing Shareholder as is possible.

                  (b) The CORPORATION and the remaining Shareholders shall promptly take all steps necessary to reduce the capital stock of the CORPORATION to the extent necessary for the purchase of any balance of Shares unpurchased.

                  (c) In the event that after the application of the surplus by the CORPORATION all or any part of the Shares of the withdrawing Shareholder is outstanding, the remaining Shareholders may purchase said outstanding Shares as is more fully set forth in Section 6 hereof.

            Section 8. Valuation of Shares.

                  Purchase Price By Appraisal.


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            (a) The purchase price to be paid for each of the Shares of a
Shareholder (the "Selling Shareholder") sold pursuant to Section 6 hereof shall be the amount determined by an independent appraisal as of the last day (the "Valuation Date") of the month in which the applicable sale event occurs, in accordance with the procedures hereafter set forth. Upon the sale event, the Selling Shareholder and the CORPORATION shall select an investment banking firm or other financial expert with experience in the valuation of newspaper companies to appraise the market value of the Shares to be sold by the Selling Shareholder. Such firm or party shall be referred to herein as an "Appraiser." As soon as practicable thereafter such Appraiser shall appraise the market value of the Shares to be sold by the Selling Shareholder.

            (b) If the CORPORATION and the Selling Shareholder cannot agree on the choice of an Appraiser, both the CORPORATION and the Selling Shareholder shall each name an Appraiser. As soon as practicable thereafter, but in no event more than ninety (90) days after the Valuation Date, such Appraisers shall then each independently determine the market value of the Shares to be sold by the Selling Shareholder. The CORPORATION'S auditors will cooperate fully with the Appraisers or Appraiser, as the case may be, including but not limited to providing them with balance sheet and profit and loss information (which need not be audited) as of the Valuation Date. If the higher of such appraisals does not exceed the lower by more than 15% of the lower value, the average of such two amounts shall represent the appraised value of the Shares to be sold. If the higher of such appraisals exceeds the lower by at least 15% of the lower value, the two Appraisers shall within five (5) days of the last such appraisal, appoint a third Appraiser, and such third Appraiser shall as soon as practicable determine the value of the Shares to be sold by the Selling Shareholder. The determination of such value by the third Appraiser shall control notwithstanding any previous determinations made by the other


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two Appraisers. The value of the Shares to be sold as determined under this
Section 8 shall be referred to the "Appraisal Value".

            Section 9. Purchase Price for Shares. Each Selling Shareholder shall receive 50% of the value of the Shares to be sold by cash at the closing. The manner of payment for the balance of such purchase price for such Shares shall be determined by the Board of Directors of the Corporation. In the event that the Board of Directors determines to pay such balance over time, the following installment term shall be utilized:

                  (a) 50% of the remaining balance one year after the first payment set forth above.

                  (b) The balance one year after the second payment set forth in
Section 9(a).

                  (c) Simultaneously with the payment of the first installment, the purchaser shall deliver to the withdrawing Shareholder or its legal representatives two promissory notes representing the amounts of each of the remaining installments, bearing interest at the rate of 10% per annum from the date thereof. Said promissory notes shall provide that prepayment of all or any part thereof may be made at any time with interest to the date of prepayment, without penalty, and that a default in the payment of any note, which default is not cured within 30 days, shall cause the remaining unpaid notes to become due and payable forthwith.

                  (d) Simultaneously with the payment to the withdrawing Shareholder of the first installment of the purchase price, as hereinabove provided, the withdrawing Shareholder or its legal representatives, shall endorse in blank and deliver the Shares to the then attorneys of the CORPORATION, together with all necessary instruments of transfer and the necessary


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tax stamps affixed, to be held by such attorneys in escrow, pending payment of the full purchase price. Upon any proof being furnished to said attorneys of payment of the full purchase price, said certificates for Shares shall be delivered to the purchaser. In the event of the default in the making of any such payments, after 10 days notice by registered mail to all parties, said attorneys shall redeliver said Shares of Common Stock to the withdrawing Shareholder, or its legal representatives who may retain any monies paid pursuant hereto as liquidated damages, actual damages being impossible or difficult of ascertainment, and who may thereupon exercise all rights as a Shareholder pursuant to this Agreement, which shall be valid and effective as though no offer had been made or accepted, and all the parties shall be bound to all of the terms, conditions and covenants hereof, including, but not limited to, the employment and salary provi sions, or, in the alternative, the selling party may demand and enforce the collection of the balance then remaining due.

            Section 10. Dissolution, Bankruptcy, Etc. For the purposes of this Agreement, the dissolution of or the filing of a Petition in Bankruptcy against the Shareholder, whether voluntary or involuntary, levy of execution under a judgment against such Shareholder, or the making of an assignment for the benefit of creditors by such Shareholder, unless dismissed, withdrawn, satisfied, released or cured within 60 days by such Shareholder, shall be equivalent to an offer of sale of Shares and in such case, all of the provisions of this Agreement shall apply, as though such Shareholder made a voluntary offer to sell its Shares in the CORPORATION.


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            Section 11. Dissolution. Each of the Shareholders expressly agrees that in the event of dissolution of the CORPORATION, it will execute and cause to be filed with the Secretary of State of the State of New York, a Certificate of Dissolution pursuant to the provisions of the New York Business Corporation Law and otherwise take all necessary steps and execute all necessary documents in order to effectuate the termination of the affairs and business of the CORPORATION with all convenient speed.

            Section 12. Loans. In the event of a sale of Shares by virtue of the provisions of the Agreement:

                  Any loans or debentures payable by the CORPORATION to the selling party or by the selling party to the CORPORATION, as of the date of calculation, whether or not then due, shall be paid and discharged by the CORPORATION or the selling party, as the case may be, in three equal installments, the first to be payable 30 days after the first payment applicable to such sale, the second 30 days thereafter and the third, 30 days after the second.

            Section 13. Directors. The Shareholders herein shall move for the election of the following initial directors and shall continue to vote for such directors during the term of this Agreement:

                  Wilbur Ross
                  Don Michaels

            In the event of the death, permanent disability, removal or resignation of Mr. Ross, NCI shall select a replacement for Mr. Ross and each of the Shareholders shall move and vote for the election of such replacement director. In the event of the death, permanent


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disability, removal or resignation of Mr. Michaels, TWB shall select a replacement for Mr. Michaels and each of the Shareholders shall move and vote for the election of such replacement director.

            Section 14. Officers. The Shareholders agree to cause the election of the following persons as officers of this CORPORATION and they further agree that they will so instruct the directors and in the event any of such directors fails or refuses to elect such person, they will cause the removal of such director or directors:

            President and Chief Executive Officer:    Don Michaels
            Treasurer:                                Wilbur Ross
            Secretary:                                Herman Badillo

            Section 15.  Actions Requiring Agreement of the Shareholders.

            (a) During the term of this Agreement, the following actions by the CORPORATION shall require an affirmative shareholder vote of all of the outstanding Shares:

                  (1) Additional Shares. The authorization, issuance or sale of any shares (including treasury shares) of any class of capital stock of the CORPORATION, or the authorization, issuance or sale of any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe to, any shares of any class of capital stock of the CORPORATION.

                  (2) Stock Redemptions. The redemption, retirement, purchase or other acquisition by the CORPORATION of any shares of its capital stock, which the


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            CORPORATION is not expressly permitted or required to purchase pursuant to other provisions of this Agreement, or of any rights, options, warrants or convertible debt entitling the class of the holders thereof to purchase shares of any class of the capital stock of the CORPORATION.

                  (3) Amendments. The adoption or approval of an amendment to the Certificate of Incorporation of the CORPORATION or By-Laws of the CORPORATION which would conflict with any provision of this Agreement.

                  (4) Reorganizations. The adoption or approval of a plan of merger, consolidation, exchange or reclassification of shares of capital stock, or any other form of reorganization or recapitalization.

                  (5) Liabilities. The incurrence or assumption of any liability for money borrowed which singly or in the aggregate exceeds $100,000, including, without limitation, notes, debentures, loans, letters of credits, financing or credit agreements, agreements or commitments for future loans, credit or financing or any other instrument or contract for money borrowed, and the guarantee of any obligation of any person, firm or corporation.

                  (6) Assets. The purchase or other acquisition, or the sale, lease, exchange or other disposition, of the CORPORATION's assets other than in the ordinary course of business.


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                  (7) Loans. The lending or advancing of credit to any person, firm or corporation in an amount which singly or in the aggregate exceeds $10,000, except the extension of credit to customers in the ordinary course of business where such extension is not for more than 90 days beyond the date payment would ordinarily be due from such customers without such extension.

                  (8) Liens. The creation or assumption of any mortgage, pledge, security interest or other encumbrance on the CORPORATION's assets which singly or in the aggregate exceeds $100,000.

                  (9) Dissolution or Bankruptcy. The CORPORATION's (i) admission in writing of its inability to pay its debts as they mature; (ii) assignment for the benefit of creditors; (iii) application for or consent to the appointment of any receiver, trustee or similar officer for the CORPORATION or for all or any substantial part of its property or not taking action to cause the discharge of such appointment made upon the application of another party; or (iv) institution or consent to the institution (by petition, application, answer, consent or otherwise) of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to the CORPORATION under the law of any jurisdiction.

            Section 16. Corporate Funds. All cash, checks and instruments for the payment of monies are to be deposited in the CORPORATION's bank account or bank accounts as may



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be selected by the Board of Directors of the CORPORATION. All checks drawn upon the said bank account or bank accounts shall be signed by such person or persons as the Board of Directors of the CORPORATION may from time to time direct.

            Section 17. Termination. This Agreement shall terminate and the CORPORATION shall be dissolved upon the occurrence of any of the following:

                  (a) The written agreement of all of the Shareholders to terminate the CORPORATION,

                  (b) Bankruptcy, receivership, assignment for the benefit of creditors or dissolution of the CORPORATION, or

                  (c) The withdrawal from the CORPORATION or the death or permanent disability of all but one of the holders of majority interest in the companies party hereto.

            Section 18. Legend. All certificates for the Shares of the capital stock issued by the CORPORATION and owned by the undersigned, shall be endorsed with the following legend:

            "Ownership and transfer of the shares of stock represented by this certificate are subject to an Agreement between the stockholders dated as of ____, 1997, a copy of which is on file with the Secretary of the CORPORATION. All purchasers of the shares of stock represented by this Certificate shall be deemed to have agreed to and shall be bound by the provisions of said Agreement."


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            Section 19. Notice. All notices referred to in this Agreement required to be sent or given to any of the parties shall be sent by certified or registered mail, return receipt requested, to the other parties and to the CORPORATION at its last known address, or such other address as may hereafter be given by written notice in accordance with the provisions of this paragraph.

            Section 20. Counterparts. This Agreement may and shall be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

            Section 21. Binding Effect. The terms, covenants and conditions herein contained shall be binding upon the parties hereto, their successors, heirs, legal representatives and assigns.

            Section 22. Construction. Whenever the sense of this Agreement so requires, the masculine gender shall be deemed to include the feminine gender or neuter, and the plural, the singular and vice versa.

            Section 23. Entire Agreement. This instrument contains the entire Agreement among the parties, and the same shall not be modified, changed, altered, terminated or cancelled except by an instrument in writing, executed by all of the parties hereto.


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            Section 24. Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to the contracts wholly negotiated, executed and to be performed in such State.

            Section 25. Resolution of Disputes.

                  (a) All disputes, claims and controversies arising under or pursuant to this Agreement shall be settled by arbitration by the American Arbitration Association (the "AAA") sitting in New York, New York, pursuant to the rules of the AAA then obtaining. The decision of the AAA shall be final and binding on the parties hereto and judgment thereon may be entered in any court of competent jurisdiction.

                  (b) Any dispute resulting in a deadlock on the Board of Directors shall be resolved by submission of such dispute to Endispute, Inc., the alternative dispute resolution CORPORATION ("ADR"). The ADR's decision of the dispute shall be final and binding on the Board of Directors.


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            IN WITNESS WHEREOF, we have hereunto set our hands and seals the day, month and year first above written.

                            NEWS COMMUNICATIONS, INC.


                            By:   /s/ Wilbur L. Ross, Jr.
                               -------------------------------
                            Title: Chief Executive Officer
                                  ----------------------------


                            THE WASHINGTON BLADE, INC.


                            By:   /s/ Donald J. Michaels
                               -------------------------------
                            Title:  President
                                  ----------------------------

                            NEW YORK BLADE NEWS, INC.


                            By:   /s/ Donald J. Michaels
                               -------------------------------
                            Title:  President
                                  ----------------------------



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